Exhibit 99.2

                , 2014

Weibo Corporation

7/F, Shuohuang Development Plaza,

No. 6 Caihefang Road, Haidian District, Beijing, 100080

People’s Republic of China

Dear Sirs/Madams:

Re:	Weibo Corporation

We are lawyers qualified in the People’s Republic of China (“PRC”, for the purposes of this legal opinion, not including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and have acted as PRC counsel to Weibo Corporation, a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), relating to the initial public offering by the Company (the “Offering”) of American depositary shares (the “ADSs”), representing a certain number of Class A ordinary shares, par value $0.00025 per share (the “Ordinary Shares”), of the Company and the Company’s proposed listing and trading of the ADSs on the New York Stock Exchange or NASDAQ Global Market.

With respect to the Offering, you have requested us to furnish an opinion (the “Opinion”) to you as to the matters hereinafter set forth.

I.	Documents Examined, Definition and Information Provided

In connection with the furnishing of this Opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by or on behalf of the Company as we have considered necessary or advisable for the purpose of rendering this opinion. All of these documents are hereinafter collectively referred to as the “Documents.”

Unless the context of this Opinion otherwise provides, the following terms in this Opinion shall have the meanings set forth below:

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Entities in the PRC.

“Control Agreements”	means the agreements set forth in Schedule I.

“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.

“Group Companies”	means the Company, Weibo Hongkong Limited and the PRC Entities.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices and supreme court judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“VIE”	means Beijing Weimeng Technology Co., Ltd.

“VIE’s Subsidiary”	Means Beijing Weibo Interactive Internet Technology Co., Ltd.

“PRC Subsidiary”	means Weibo Internet Technology (China) Co., Ltd.

“PRC Entities”	means the PRC Subsidiary, the VIE and the VIE’s Subsidiary.

“PRC Individuals”	means all individual shareholders of Beijing Weimeng Technology Co., Ltd.

II.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

(i)	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

(ii)	all the documents and the factual statements provided to us by the Company and the PRC Entities, including but not limited to those set forth in the Documents, are complete, true and correct;

(iii)	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this legal Opinion; and

(iv)	each of the parties to the Documents (except for the Group Companies) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the Opinions set forth herein, where important facts were not independently established to us, we have relied upon representations and/or certificates issued by appropriate representatives of the Group Companies with the proper powers and functions.

III.	Opinions

(i)	The PRC Subsidiary has been duly incorporated and is validly existing as a foreign invested enterprise with limited liability and full legal person status under PRC Laws. Each of the PRC Entities other than the PRC Subsidiary has been duly incorporated and is validly existing as a PRC domestic company with limited liability and full legal person status under PRC Laws. The articles of association and the business license of each of the PRC Entities comply with the requirements of PRC Laws and are in full force and effect;

(ii)	The descriptions of the corporate structure of the PRC Entities and the Control Agreements set forth in “Corporate History and Structure” section of the Registration Statement are true and accurate in all material respects. Insofar as PRC Laws are concerned, the corporate structure of the Company (including the shareholding structure of the PRC Entities) as described in the Registration Statement does not violate or breach any applicable PRC Laws;

(iii)	Each of the Control Agreements has been duly authorized, executed and delivered by the PRC Entities and PRC Individuals who are parties thereto; Except as disclosed in the Registration Statement, each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and does not violate any requirements of the PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the Control Agreements or the performance of the terms thereof except for the Governmental Authorizations in connection with transfer of the equity interests in the VIE, as the case may be, as contemplated under the applicable Control Agreements;

(iv)	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006. The M&A Rule purports, among other things to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC Entities or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rule and other PRC Laws and regulations, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. As disclosed in the Registration Statement, under current PRC Laws, neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering, because (i) the CSRC currently has not issued any definitive rule or interpretation on whether offerings like the one the Company has disclosed under the Registration Statement are subject to this regulation, and (ii) the PRC Subsidiary was established by foreign direct investment rather than through a merger or acquisition of a domestic company as defined under the M&A Rules, the Company is not required to submit an application to the CSRC for approval of the listing and trading of its ADSs on the New York Stock Exchange or NASDAQ Global Market; and

(v)	The statements in the Registration Statement under the headings “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “PRC Regulation,” “Related Party Transactions,” “Taxation—People’s Republic of China Taxation” and “Legal matters” to the extent such statements relate to matters of PRC Law or to the provisions of documents therein described, are true and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

III.	Qualifications

This Opinion is subject to the following qualifications:

(i)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws or regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(ii)	This Opinion is intended to be used in the context that is specifically referred to herein and each section should be looked at as a whole regarding the same subject matter; and

(iii)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided for herein.

We hereby consent to the use of this Opinion in, and its being filed as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

TransAsia Lawyers

SCHEDULE 1

List of Control Agreements

1)	Loan Agreements between Weibo Internet Technology (China) Co., Ltd. and Z. Cao/Y. Lu dated October 11, 2010;

2)	Loan Agreements between Weibo Internet Technology (China) Co., Ltd. and W. Wang/Y. Liu dated January 7, 2014;

3)	Share Transfer Agreements between Weibo Internet Technology (China) Co., Ltd. and Z. Cao/Y. Lu dated October 11, 2010;

4)	Share Transfer Agreements between Weibo Internet Technology (China) Co., Ltd. and W. Wang/Y. Liu dated January 7, 2014;

5)	Loan Repayment Agreements between Weibo Internet Technology (China) Co., Ltd. and Z. Cao/Y. Lu dated October 11, 2010;

6)	Loan Repayment Agreements between Weibo Internet Technology (China) Co., Ltd. and W. Wang/Y. Liu dated January 7, 2014;

7)	Agreements on Authorization to Exercise Shareholder’s Voting Power between Weibo Internet Technology (China) Co., Ltd. and Z. Cao/Y. Lu dated October 11, 2010;

8)	Agreements on Authorization to Exercise Shareholder’s Voting Power between Weibo Internet Technology (China) Co., Ltd. and W. Wang/Y. Liu dated January 7, 2014;

9)	Share Pledge Agreements between Weibo Internet Technology (China) Co., Ltd. and Z. Cao/Y. Lu dated October 11, 2010;

10)	Share Pledge Agreements between Weibo Internet Technology (China) Co., Ltd. and W. Wang/Y. Liu dated January 7, 2014; and

11)	Exclusive Technical Services Agreement, Exclusive Sales Agency Agreement, and Trademark License Agreement between Beijing Weimeng Technology Co., Ltd and Weibo Internet Technology (China) Co., Ltd. dated October 11, 2010.

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